Exhibit 99.1

K12 Inc. Reports Full Year Fiscal 2020 with Revenues of $1.04 Billion

Results Exceed Company’s Guidance for Revenue and Adjusted Operating Income

HERNDON, Va.--(BUSINESS WIRE)--August 11, 2020--K12 Inc. (NYSE: LRN), one of the nation’s leading tech-enabled education companies, today announced its results for the fourth fiscal quarter and full fiscal year ended June 30, 2020.

Financial Highlights for the Full Fiscal Year 2020 Compared to Full Fiscal Year 2019

  Revenues of $1,040.8 million, compared to $1,015.8 million driven by increased enrollments and the acquisition of Galvanize Inc. in January 2020. Excluding the impacts from the acquisition of Galvanize, revenues would have been $1,029.8 million.
  Income from operations of $32.5 million, compared to $45.5 million. Excluding the impact from the acquisition of Galvanize, income from operations would have been $50.5 million due to increased revenue and cost efficiencies.
  Net income of $24.5 million, compared to $37.2 million. Excluding the impact from the acquisition of Galvanize, net income would have been $38.3 million.
  Diluted net income per share of $0.60, compared to $0.91. Excluding the impact from the acquisition of Galvanize, diluted net income per share would have been $0.94.
  Cash, cash equivalents, and restricted cash of $213.3 million, compared to $284.6 million. The change in cash is due to the cash used for the acquisition of Galvanize, partially offset by a draw down from a revolving credit facility.
  Adjusted operating income of $56.1 million, compared to $62.2 million. Excluding the impacts from the acquisition of Galvanize, adjusted operating income would have been $74.1 million. (1)
  Adjusted EBITDA of $128.2 million, compared to $133.6 million. Excluding the impacts from the acquisition of Galvanize, adjusted EBITDA would have been $142.0 million. (1)

 Full Year Summary Financial Metrics

	Year Ended June 30,			% Change
	2019	2020	2020 excluding Galvanize (1)	2020/2019	2020/2019 excluding Galvanize
	(In millions)
Revenues	$1,015.8	$1,040.8	$1,029.8	2.5%	1.4%

Income from operations	45.5	32.5	50.5	-28.6%	11.0%
Adjusted Operating Income (1)	62.2	56.1	74.1	-9.8%	19.1%

Net income	37.2	24.5	38.3	-34.1%	3.0%

EBITDA	116.9	104.5	118.4	-10.6%	1.3%
Adjusted EBITDA (1)	133.6	128.2	142.0	-4.0%	6.3%

Financial Highlights for the Fourth Quarter Fiscal Year 2020 Compared to Fourth Quarter Fiscal Year 2019

  Revenues of $268.9 million, compared to revenues of $256.3 million due to increased enrollments, the Galvanize acquisition, and revenue recognized on the resolution of claims related to prior period services. Excluding the impact from the acquisition of Galvanize, revenues would have been $261.2 million.
  Income from operations of $7.0 million, compared to $2.7 million driven by the increased revenue and lower costs related to COVID-19 partially offset by Galvanize costs. Excluding the impact from the acquisition of Galvanize, income from operations would have been $17.0 million
  Net income of $4.9 million, compared to $3.3 million. The increase was driven by improved income from operations somewhat offset by increased interest expense. Excluding the impact from the acquisition of Galvanize, net income would have been $12.7 million.
  Diluted net income per share of $0.12, compared to $0.08 per share. Excluding the impact from the acquisition of Galvanize, diluted net income per share would have been $0.31.
  Adjusted operating income of $12.9 million, compared to $7.2 million. Excluding the impact from the acquisition of Galvanize, adjusted operating income would have been $22.8 million. (1)
  Adjusted EBITDA of $32.2 million, compared to $25.4 million. Excluding the impact from the acquisition of Galvanize, adjusted EBITDA would have been $39.3 million. (1)
(1)

To supplement our financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we also present non-GAAP financial measures including adjusted operating income and adjusted EBITDA. Management believes that these additional metrics provide useful information to our investors as an indicator of performance because they exclude stock-based compensation expense. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.

CEO Commentary

“While the coronavirus pandemic has disrupted the dreams and goals of many students, the academic experience for students in K12-powered programs has continued on schedule. The schools we support did not experience disruption, and we are thankful to have graduated more than 8,000 students this year,” said K12 CEO and Chairman Nate Davis. “As we approach the new school year, we’re preparing for increased student enrollments by hiring more teachers and expanding our learning platform. Managed public school enrollments are already 150 thousand, as of August 7th, and we are entering what has historically been the busiest part of our enrollment season. We are therefore positioned to deliver double-digit growth in both revenue and adjusted operating income in the coming year. This is only an early estimate and not formal guidance.”

Cash Flow and Liquidity

As of June 30, 2020, the Company had cash, cash equivalents, and restricted cash of $213.3 million, a decrease of $71.3 million compared to $284.6 million reported at June 30, 2019. The decrease in cash year-over-year is the result of several items, the largest of which being K12’s $165 million, plus working capital, cash acquisition of Galvanize in January 2020. In the third quarter of fiscal 2020, K12 borrowed $100.0 million from its revolving credit facility as a pre-emptive measure against potential capital market disruptions, which remains outstanding as of June 30, 2020.

Capital Expenditures

Capital expenditures for the year ended June 30, 2020 were $45.0 million, a decrease of $3.4 million from the prior full fiscal year, and comprised

  $1.7 million on property and equipment,
  $24.0 million on capitalized software development, and
  $19.3 million on capitalized curriculum development.

Revenue and Enrollment Data

Revenue

The Company’s lines of revenue are: Managed Public School Programs, Institutional, and Private Pay Schools and Other. The following table sets forth the Company’s revenues for the periods indicated:

	Three Months Ended June 30,		Change 2020 / 2019		Year Ended June 30,		Change 2020 / 2019
	2020	2019	$	%	2020	2019	$	%
	(In thousands, except percentages)

Managed Public School Programs	$234,634	$224,294	$10,340	4.6%	$920,080	$890,275	$29,805	3.3%

Institutional
Non-managed Public School Programs	9,403	13,225	(3,822)	-28.9%	36,195	50,623	(14,428)	-28.5%
Institutional Software & Services	8,519	9,815	(1,296)	-13.2%	38,765	39,330	(565)	-1.4%
Total Institutional	17,922	23,040	(5,118)	-22.2%	74,960	89,953	(14,993)	-16.7%
Private Pay Schools and Other	16,375	8,980	7,395	82.3%	45,725	35,524	10,201	28.7%
Total Revenues	$268,931	$256,314	$12,617	4.9%	$1,040,765	$1,015,752	$25,013	2.5%

Enrollment Data

The following table sets forth average enrollment data for the period indicated.

	Three Months Ended June 30,		Change 2020 / 2019		Year Ended June 30,		Change 2020 / 2019
	2020	2019	#	%	2020	2019	#	%
	(In thousands, except percentages)

Managed Public School Programs (2,3)	116.7	110.5	6.2	5.6%	118.6	115.6	3.0	2.6%
Non-managed Public School Programs (2)	15.5	23.3	(7.8)	-33.5%	15.8	23.9	(8.1)	-33.9%

(2)

If a school changes from a Managed Public School Program to a Non-managed Public School Program, the corresponding enrollment classification would change in the period in which the contract arrangement changed.

(3)	Managed Public School Programs include enrollments for which K12 receives no public funding or revenue.

Revenue per Enrollment Data

The following table sets forth revenue per average enrollment data for students in Public School Programs for the period indicated.

	Three Months Ended		Change		Year Ended		Change
	June 30,		2020 / 2019		June 30,		2020 / 2019
	2020	2019	$	%	2020	2019	$	%
Managed Public School Programs	$2,011	$2,030	(19)	-0.9%	$7,758	$7,701	57	0.7%
Non-managed Public School Programs	607	568	39	6.9%	2,291	2,118	173	8.2%

Fiscal Year 2021 Outlook

The Company will provide an outlook for fiscal year 2021 results when it reports results for the first quarter of fiscal year 2021. The Company plans to publish first quarter results in October 2020. No separate guidance communication, or enrollment counts, for fiscal 2021 will be provided before that time.

Conference Call

The Company will discuss its fourth quarter and full fiscal year 2020 financial results during a conference call scheduled for Tuesday, August 11, 2020 at 5:00 p.m. eastern time (ET).

The conference call will be webcast and available at http://public.viavid.com/index.php?id=140579. Please access the web site at least 15 minutes prior to the start of the call.

To participate in the live call, investors and analysts should dial (877) 407-4019 (domestic) or (201) 689-8337 (international) at 4:45 p.m. (ET). No passcode is required.

A replay of the call will be available starting on August 11, 2020 at 8:00 p.m. ET through September 11, 2020 at 8:00 p.m. ET, at (877) 660-6853 (domestic) or (201) 612-7415 (international) using conference ID 13706449. A webcast replay of the call will be available at http://public.viavid.com/index.php?id=140579 for 30 days.

About K12 Inc.

K12 Inc. (NYSE: LRN) helps students of all ages reach their full potential through inspired teaching and personalized learning. The company provides innovative, high-quality online and blended education solutions, curriculum, and programs to students, schools and enterprises in primary, secondary and post-secondary settings. K12 is a premier provider of career readiness education services and a leader in skills training, technology staffing and talent development. The company provides programs which combine traditional high school academics with career technical education through its Destinations Career Academies. Adult learning is delivered through K12’s subsidiary, Galvanize, a leader in developing capabilities for individuals and corporations in technical fields such as software engineering and data science. K12 has delivered millions of courses over the past decade and serves students in all 50 states and more than 100 countries. The company is a proud sponsor of the Future of School, a nonprofit organization dedicated to closing the gap between the pace of technology in daily life and the pace of change in education. More information can be found at Future of School, a nonprofit organization dedicated to closing the gap between the pace of technology in daily life and the pace of change in education. More information can be found at K12.com, destinationsacademy.com, and galvanize.com.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: reduction of per pupil funding amounts at the schools we serve; inability to achieve a sufficient level of new enrollments to sustain our business model; failure to enter into new school contracts or renew existing contracts, in part or in their entirety; failure of the schools we serve or us to comply with federal, state and local regulations, resulting in a loss of funding, an obligation to repay funds previously received or contractual remedies; governmental investigations that could result in fines, penalties, settlements, or injunctive relief; declines or variations in academic performance outcomes of the students and schools we serve as curriculum standards, testing programs and state accountability metrics evolve; harm to our reputation resulting from poor performance or misconduct by operators or us in any school in our industry and/or in any school in which we operate; legal and regulatory challenges from opponents of virtual public education or for-profit education companies; changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts, or a reduction in the scope of services with schools; failure to develop the career readiness education business; entry of new competitors with superior technologies and lower prices; unsuccessful integration of mergers, acquisitions and joint ventures; failure to further develop, maintain and enhance our technology, products, services and brands; inadequate recruiting, training and retention of effective teachers and employees; infringement of our intellectual property; disruptions to our Internet-based learning and delivery systems, including but not limited to our data storage systems, resulting from cybersecurity attacks; misuse or unauthorized disclosure of student and personal data; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of June 30, 2020, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Statements

The financial statements set forth below are not the complete set of K12 Inc.’s financial statements for the three months and full fiscal year ended June 30, 2020 and are presented below without footnotes. Readers are encouraged to obtain and carefully review K12 Inc.’s Annual Report on Form 10-K for the year ended June 30, 2020, including all financial statements contained therein and the footnotes thereto, filed with the SEC, which may be retrieved from the SEC’s website at www.sec.gov or from K12 Inc.’s website at www.k12.com.

K12 INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Year Ended June 30,
	2020	2019	2020	2019
	(In thousands except share and per share data)
Revenues	$268,931	$256,314	$1,040,765	$1,015,752
Instructional costs and services	177,436	175,863	693,232	663,437
Gross margin	91,495	80,451	347,533	352,315
Selling, general, and administrative expenses	84,454	77,770	315,076	306,829
Income from operations	7,041	2,681	32,457	45,486
Interest income (expense), net	(577)	1,214	698	2,761
Other income, net	1,008	154	272	114
Income before income taxes and loss from equity method investments	7,472	4,049	33,427	48,361
Income tax expense	(2,548)	(662)	(8,541)	(10,520)
Loss from equity method investments	(36)	(70)	(380)	(632)
Net income attributable to common stockholders	$4,888	$3,317	$24,506	$37,209
Net income attributable to common stockholders per share:
Basic	$0.12	$0.08	$0.62	$0.96
Diluted	$0.12	$0.08	$0.60	$0.91
Weighted average shares used in computing per share amounts:
Basic	39,637,347	39,135,413	39,478,928	38,848,780
Diluted	41,166,794	41,667,000	40,663,224	40,944,800

K12 INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,
	2020	2019
	(In thousands except share and per share data)

ASSETS
Current assets
Cash and cash equivalents	$212,299	$283,121
Accounts receivable, net of allowance of $6,808 and $11,766 at June 30, 2020 and 2019, respectively	236,134	191,639
Inventories, net	28,300	29,946
Prepaid expenses	13,058	12,643
Other current assets	11,480	12,307
Total current assets	501,271	529,656
Operating lease right-of-use assets, net	111,768	—
Property and equipment, net	38,668	31,980
Capitalized software, net	48,493	51,165
Capitalized curriculum development costs, net	48,849	53,297
Intangible assets, net	77,451	14,981
Goodwill	174,939	90,197
Deposits and other assets	71,824	48,330
Total assets	$1,073,263	$819,606
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$40,428	$50,488
Accrued liabilities	27,351	20,685
Accrued compensation and benefits	47,227	41,998
Deferred revenue	24,417	22,828
Credit facility	100,000	—
Current portion of finance lease liability	13,304	19,588
Current portion of operating lease liability	20,689	—
Total current liabilities	273,416	155,587
Long-term finance lease liability	4,634	5,060
Long-term operating lease liability	96,544	—
Deferred tax liability	13,771	16,670
Other long-term liabilities	9,569	8,924
Total liabilities	397,934	186,241
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, par value $0.0001; 10,000,000 shares authorized; zero shares issued or outstanding at June 30, 2020 and 2019	—	—
Common stock, par value $0.0001; 100,000,000 shares authorized; 46,341,627 and 45,575,236 shares issued; and 41,006,884 and 40,240,493 shares outstanding at June 30, 2020 and 2019, respectively	4	4
Additional paid-in capital	730,761	713,436
Accumulated other comprehensive income (loss)	93	(40)
Retained earnings	46,953	22,447
Treasury stock of 5,334,743 shares at cost at June 30, 2020 and 2019	(102,482)	(102,482)
Total stockholders’ equity	675,329	633,365
Total liabilities and stockholders' equity	$1,073,263	$819,606

K12 INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended June 30,
	2020	2019
	(In thousands)
Cash flows from operating activities
Net income	$24,506	$37,209
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	72,091	71,400
Stock-based compensation expense	23,609	16,676
Deferred income taxes	(1,305)	3,693
Provision for doubtful accounts	2,882	6,325
Other	19,578	3,985
Changes in assets and liabilities:
Accounts receivable	(37,772)	(21,637)
Inventories, prepaid expenses, deposits and other current and long-term assets	(16,181)	(3,321)
Accounts payable	(6,213)	20,174
Accrued liabilities	7,424	8,295
Accrued compensation and benefits	3,103	5,948
Operating lease liability	(13,124)	—
Deferred revenue and other liabilities	1,817	(7,141)
Net cash provided by operating activities	80,415	141,606
Cash flows from investing activities
Purchase of property and equipment	(1,677)	(5,477)
Capitalized software development costs	(23,988)	(26,318)
Capitalized curriculum development costs	(19,332)	(16,611)
Sale of long-lived assets	—	389
Acquisition of Galvanize, Inc., net of cash acquired	(167,995)	—
Other acquisitions and investments, net of distributions	(4,373)	(13,092)
Net cash used in investing activities	(217,365)	(61,109)
Cash flows from financing activities
Repayments on finance lease obligations	(27,675)	(21,034)
Borrowing from credit facility	105,000	—
Repayments on credit facility	(5,000)	—
Payments of contingent consideration	—	(1,027)
Proceeds from exercise of stock options	64	3,030
Repurchase of restricted stock for income tax withholding	(6,761)	(9,958)
Net cash provided by (used in) financing activities	65,628	(28,989)
Net change in cash, cash equivalents and restricted cash	(71,322)	51,508
Cash, cash equivalents and restricted cash, beginning of period	284,621	233,113
Cash, cash equivalents and restricted cash, end of period	$213,299	$284,621

Reconciliation of cash, cash equivalents and restricted cash to balance sheet as of June 30th:
Cash and cash equivalents	$212,299	$283,121
Other current assets (restricted cash)	500	500
Deposits and other assets (restricted cash)	500	1,000
Total cash, cash equivalents and restricted cash	$213,299	$284,621

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with GAAP, we have presented adjusted operating income (loss), and adjusted EBITDA, which are not presented in accordance with GAAP.

  Adjusted operating income (loss) is defined as income (loss) from operations as adjusted for stock-based compensation.
  Adjusted EBITDA is defined as income (loss) from operations as adjusted for stock-based compensation and depreciation and amortization.
  Adjusted EBITDA and adjusted operating income (loss) exclude stock-based compensation, which consists of expenses for stock options, restricted stock, restricted stock units, and performance stock units.

Management believes that the presentation of these non-GAAP financial measures provides useful information to investors relating to our financial performance. These measures remove stock-based compensation, which is a non-cash charge that varies based on market volatility and the terms and conditions of the awards. Adjusted EBITDA also removes depreciation and amortization, which can vary depending upon accounting methods and the book value of assets. Adjusted EBITDA provides a measure of corporate performance exclusive of capital structure and the method by which assets were acquired.

We also have adjusted revenues, income from operations, net income and diluted net income per share to exclude the impact from the acquisition of Galvanize. We believe that these non-GAAP measures are useful to investors to allow comparisons against our historical results which did not include the Galvanize business prior to January 2020.

Our management uses these non-GAAP financial measures:

  as additional measures of operating performance because they assist us in comparing our performance on a consistent basis; and
  in presentations to the members of our Board of Directors to enable our Board to review the same measures used by management to compare our current operating results with corresponding prior periods.

Other companies may define these non-GAAP financial measures differently and, as a result, our use of these non-GAAP financial measures may not be directly comparable to similar non-GAAP financial measures used by other companies. Although we use these non-GAAP financial measures to assess the performance of our business, the use of non-GAAP financial measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP financial measure.

These non-GAAP financial measures should be considered in addition to, and not as a substitute for, revenues, income or loss from operations, net income or loss, and net income or loss per share or other related financial information prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity. You are cautioned not to place undue reliance on these non-GAAP financial measures.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.

	Three Months Ended June 30,		Year Ended June 30,
	2020	2019	2020	2019
	(In thousands)
Income from operations	$7,041	$2,681	$32,457	$45,486
Stock-based compensation expense	5,824	4,562	23,609	16,676
Adjusted operating income	12,865	7,243	56,066	62,162
Depreciation and amortization	19,301	18,141	72,091	71,400
Adjusted EBITDA	$32,166	$25,384	$128,157	$133,562

Non-GAAP Financials excluding Galvanize
	Three Months Ended June 30, 2020			Year Ended June 30, 2020
	As Reported	Galvanize (Increase) / Decrease	Results excluding Galvanize	As Reported	Galvanize (Increase) / Decrease	Results excluding Galvanize
	(In thousands)
Revenues	$ 268,931	$ (7,766)	$ 261,165	$ 1,040,765	$ (10,953)	$ 1,029,812
Income from operations	7,041	9,928	16,969	32,457	18,078	50,535
Net income	4,888	7,786	12,674	24,506	13,772	38,278
Diluted net income per share	0.12	0.19	0.31	0.60	0.34	0.94

Income from operations	7,041	9,928	16,969	32,457	18,078	50,535
Stock-based compensation expense	5,824	-	5,824	23,609	-	23,609
Adjusted operating income	12,865	9,928	22,793	56,066	18,078	74,144
Depreciation and amortization	19,301	(2,785)	16,516	72,091	(4,260)	67,831
Adjusted EBITDA	$ 32,166	$ 7,143	$ 39,309	$ 128,157	$ 13,818	$ 141,975

Contacts

K12 Inc.
Investor and Press Contact:
Mike Kraft, 571-353-7778
Senior Vice President, Corporate Communications
mkraft@k12.com